Exhibit 10.2
EXECUTION VERSION
EMPLOYMENT AGREEMENT
This agreement (“Agreement”) is entered into by and between Thomas F.X. Beusse (“Employee”) and Westwood One, Inc., a Delaware corporation (the “Company”).
WITNESSETH:
WHEREAS, the Company is in the business of selling radio broadcast advertising, and developing, producing and broadcasting radio programming and traffic, news, sports, weather and other information reports; and
WHEREAS, Employee has extensive management experience; and
WHEREAS, the Company desires to engage the services of Employee to serve as the Chief Executive Officer of the Company on the terms and conditions herein contained.
NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:
1. Employment. The Company hereby employs Employee, and Employee accepts such employment, and agrees to devote Employee’s full business time and efforts to the interests of the Company upon the terms and conditions hereinafter set forth.
2. Term of Employment. Subject to the provisions for termination and extension hereinafter provided, Employee’s term of employment by the Company shall commence on January 8, 2008 (the “Effective Date”) and shall continue in effect until the third anniversary thereof (the “Initial Term”). Unless written notice of non-renewal is provided by either party at least 90 days prior to the end of the Initial Term, subject to the provisions for termination hereinafter provided, Employee’s employment hereunder shall continue on a month-to-month basis until such time as either party shall deliver 90 days written termination notice to the other party. The period from the Effective Date through the termination of Employee’s employment under this Agreement shall be referred to as the “Employment Period.”
3. Services to be Rendered by Employee.
(a) During the Employment Period, Employee shall serve as the Chief Executive Officer of the Company and shall report to the Company’s Board of Directors (the “Board of Directors”). Subject to the direction of the Board of Directors, Employee shall perform such duties as are commensurate with Employee’s position with the Company. Employee shall devote all of Employee’s business time, energy and ability to the proper and efficient conduct of the Company’s business, provided that the foregoing shall not be violated by Employee’s absence due to paid vacation or sick leave and shall not prevent Employee from (i) serving on the boards of directors of non-profit organizations and, with the prior written approval of the Board of Directors (which shall not be unreasonably withheld), other for profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, or (iii) managing Employee’s passive personal investments so long as such activities do not interfere, conflict, or create an appearance of conflict with Employee’s duties hereunder or create a potential business or fiduciary conflict. Employee shall observe and comply with all reasonable lawful directions and instructions by and on the part of the Board of Directors and endeavor to promote the interests of the Company.

(b) The Board of Directors shall take such action as may be necessary to appoint or elect Employee as a member of the Board of Directors as of the Effective Date. Thereafter, during the Employment Period, the Board of Directors shall nominate Employee for re-election as a member of the Board of Directors at the expiration of the then current term, provided that the foregoing shall not be required to the extent prohibited by legal or regulatory requirements. Employee acknowledges and understands that the Company has a separate Chairman of the Board of Directors.
(c) Unless otherwise determined by the Company (other than as provided in Section 7(c)(iii)), Employee shall be employed at and report into the Company’s offices in the New York City metropolitan area; provided that Employee shall may required to travel on business as necessary.
(d) Employee acknowledges that Employee has received a copy of the Company’s Sexual Harassment Policies and Procedures, Code of Ethics and Conflicts of Interest policy, and understands and has acknowledged such policies.
4. Compensation.
(a) Base Salary. For the services to be rendered by Employee, during the Employment Term, the Company shall pay Employee, and Employee agrees to accept, a base salary at a rate of seven hundred thousand dollars ($700,000.00) per annum (the “Base Salary”).
(b) Discretionary Bonus. Employee shall be eligible for an annual discretionary cash bonus of up to 100% of the Base Salary (each an “Annual Bonus”) as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”); provided, however, that Employee’s Annual Bonus for calendar year 2008 shall not be less than three hundred thousand dollars ($300,000) (the “Minimum 2008 Bonus”). Each Annual Bonus shall be subject to the achievement of performance goals for the applicable calendar year as are established by the Compensation Committee in its discretion following consultation with Employee, which shall include a component that is subject to subjective personal goals set by the Compensation Committee. Any Annual Bonus shall be payable in accordance with the Company’s normal payroll practices in the calendar year following the calendar year for which it is earned. Subject to the provisions of Section 7, Employee shall not be eligible for any Annual Bonus for a calendar year (including the Minimum 2008 Bonus), pro-rated or otherwise, if (i) Employee is not an employee of the Company through the last day of the applicable calendar year, or (ii) if Employee has materially breached this Agreement, and shall have no claim for any Annual Bonus for which such requirements are not satisfied.

(c) Stock Options. As a material inducement for Employee to accept the position of Chief Executive Officer and to enter into this Agreement, Employee shall be eligible to receive awards of options to purchase shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), as follows:
(i)
On the Effective Date, Employee shall receive an award of options to purchase one million (1,000,000) shares of Common Stock (the “Sign-on Grant”). A portion of the Sign-on Grant may, in the sole discretion of the Compensation Committee, be awarded outside the Equity Plan (as defined below) pursuant to the Company’s standard stock option award agreement with such additional terms consistent with the Equity Plan as may be necessary to account for the fact that such portion of the Sign-on Grant is being made on a stand-alone basis outside the Equity Plan.

(ii)
In each of calendar years 2009 and 2010 during the Employment Period, at the time the Company makes equity grants to its other senior officers for such years, Employee shall receive awards of options to purchase up to six hundred twenty-five thousand (625,000) shares of Common Stock in the aggregate based on the achievement of performance goals for the prior year as determined by the Compensation Committee in its sole discretion (the “Annual Grants,” and together with the Sign-on Grant, the “Option Awards”).

The Option Awards shall be awarded under, and shall be subject to the terms and conditions of, the Company’s 2005 Equity Compensation Plan, as may be amended from time to time (the “Equity Plan”) and subject to the provisions of the Company’s standard stock option award agreement which shall contain the Company’s customary provisions, including without limitation, an exercise price equal to the fair market value of the Common Stock on the grant date (as determined in accordance with the Equity Plan) and, subject to Section 7, the standard post-termination exercise periods set forth in the Equity Plan. Subject to Section 7, the Option Awards shall vest annually over a three year period on each anniversary of (i) the Effective Date with respect to the Sign-on Grant with the first tranche vesting on the first anniversary thereof, and (ii) the applicable grant date with respect to the Annual Grants with the first tranche vesting on the first anniversary thereof, subject in each case to Employee’s continuous employment with the Company through each such vesting date and shall have an outside exercise date of ten (10) years from the grant date, subject to earlier termination in certain circumstances. Notwithstanding the foregoing, to the extent necessary, the Annual Grants (other than the Sign-on Grant) shall be subject to approval by the Company’s stockholders of an amendment to the Equity Plan increasing the aggregate and individual number of shares of Common Stock available for grant thereunder. In the event the necessary stockholder approval is not received, Employee shall not be entitled to the Annual Awards to the extent shares of Common Stock are not available for grant under the Equity Plan.
(d) Paydates; Customary Employee Deductions. Employee’s Base Salary shall be payable in accordance with the Company’s normal payroll policies in effect from time to time. For any and all compensation or bonus paid by the Company to Employee, the Company shall be entitled to deduct income tax withholdings, social security and other customary employee deductions in conformity with the Company’s payroll policies in effect from time to time.

5. Expenses. Subject to compliance by Employee with such policies regarding expenses and expense reimbursement as may be adopted from time to time by the Company, the Company shall reimburse Employee, or cause Employee to be reimbursed, in cash for all reasonable expenses incurred by Employee in connection with the performance of his duties hereunder. To the extent any such reimbursements constitute taxable income to Employee for federal income tax purposes, all such reimbursements shall be paid in accordance with the Company’s policy but in no event later than March 15 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred.
6. Benefits.
(a) Company Plans; Insurance. During the Employment Period, Employee shall be entitled to participate in all benefit plans, programs, group insurance policies, sick leave and other benefits that may from time to time be established by the Company and generally available to, and on a basis no less favorable to Employee than, the Company’s other senior executive officers (other than the Company’s Chairman), provided that Employee is eligible under the respective provisions thereof.
(b) Vacation. Employee shall be entitled each calendar year to five weeks of paid vacation time in accordance with the prevailing practice of the Company in regard to vacations for its employees. All unused vacation time at the end of any calendar year shall be forfeited and shall not be carried forward for use in any future calendar year.
7. Termination of Employment.
(a) During the Employment Period, the Company shall have the right to terminate the employment of Employee hereunder immediately by giving notice thereof to Employee in the event of any of the following (each a “Cause Event”):
(i)
if Employee has (A) willfully failed or refused to carry out or to perform the reasonable duties required of Employee hereunder or otherwise materially breached any provision of this Agreement (other than Sections 8, 9 and 12 hereof, which are governed by Section 7(a)(iii) hereof), and any such failure, refusal or breach continues for thirty (30) days after written notice from the Company to Employee; (B) willfully breached any statutory or common law duty, including any fiduciary duty owed to the Company; or (C) breached Section 3(d) of this Agreement; which breach materially damages, or could be reasonably expected to materially damage, the Company, its assets or reputation and continues for thirty (30) days after written notice from the Company to Employee;

(ii)
if Employee is convicted of, or enters into a plea of nolo contendere or guilty to, a felony or a crime involving moral turpitude or if Employee has willfully engaged in misconduct, which materially injures or could be reasonably expected to injure the reputation of the Company or otherwise materially adversely affect its interest if Employee were retained as an employee of the Company;

(iii)
if Employee breaches any of the provisions of Section 8, 9 or 12 hereof or breaches any of the terms or obligations of any other noncompetition and/or confidentiality agreements entered into between Employee and the Company, or the Company’s Related Entities (as defined in Section 20 hereof), if any, other than any inadvertent breach that does not result in harm to the Company, its assets or its reputation; or

(iv)	if Employee steals or embezzles assets of the Company.
For purposes of this provision, no act or failure to act on the part of Employee shall be considered “willful” unless it is done, or omitted to be done, by Employee in bad faith or without a reasonable belief that Employee’s action or omission was in the best interest of the Company.
(b) Employee’s employment with the Company shall automatically terminate (without notice to Employee’s estate) upon the death of Employee. Employee’s employment with the Company may also be terminated upon ten days’ prior written notice by the Company to Employee of a termination due to Disability. For purposes of this Agreement, the term “Disability” shall be defined as Employee becoming unable by reason of physical disability or other incapacity (as may be defined in applicable disability insurance policies) to carry out or to perform the duties required of Employee under this Agreement for either a continuous period of 90 days or 180 days in any 365-day period.
(c) Employee’s employment with the Company may be terminated by Employee upon written notice by Employee to the Company of a termination for Good Reason. For purposes hereof, “Good Reason” shall mean the occurrence of any of the following events:
(i)
a material diminution in Employee’s authority, duties or responsibilities, or any diminution in Employee’s title, including failure to elect Employee as a member of the Board of Directors and any involuntary loss of such position;

(ii)	a material diminution in Employee’s Base Salary;

(iii)	any relocation of Employee’s principal place of employment beyond 50 miles from its then current location; or

(iv)	any other material breach of the Company’s obligations hereunder.

No termination for Good Reason shall be effective unless (A) Employee gives the Company written notice specifying the Good Reason (the “Good Reason Notice”) within 90 days after the initial existence of the condition, circumstance, or event giving rise to or constituting Good Reason, (B) the Company fails to cure the Good Reason within 30 days after the date of the Good Reason Notice, and (C) the termination of Employee’s employment and “separation from service” with the Company as defined for purposes of Code Section 409A (as defined in Section 23) occurs within two (2) years after the initial existence of the condition, circumstance, or event giving rise to or constituting Good Reason.
(d) Employee’s employment with the Company may terminate upon 90 days’ prior written notice by Employee to the Company of Employee’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).
(e) In the event of any termination of Employee’s employment (provided that the benefit described in clause (ii) below shall not be paid in the event of a termination of employment by the Company for Cause), Employee (or Employee’s estate, as the case may be) shall be entitled to receive: (i) the Base Salary herein provided prorated to the date of termination; (ii) any Annual Bonus earned but not yet paid for any completed full calendar year immediately preceding the date of termination; (iii) reimbursement for any unreimbursed expenses properly incurred and paid in accordance with Section 5 through the date of termination; and (iv) Employee’s then present entitlement, if any, under the Company’s employee benefit plans and programs (the “Accrued Amounts”). In the case of a termination of Employee’s employment pursuant to Section 7(a), 7(b) or 7(d), no compensation other than the Accrued Amounts shall be paid to the Employee.
(f) In the event Employee is terminated by the Company for any reason other than for a Cause Event, or by Employee for Good Reason, in either case, prior to a Change in Control (as defined below) of the Company, then Employee shall be entitled to the Accrued Amounts plus, subject to Employee’s executing and not revoking a waiver and general release substantially in the form attached as Exhibit A hereto, which may be modified for changes in law and for consistency with the Company’s standard form required for other senior officers of the Company from time to time (the “Release”), the following:
(i)
subject to Section 23(b), continued payment of an amount equal to two times the sum of (A) the Base Salary, plus (B) $250,000, in equal periodic installments over a period of two years from the date of termination (the “Severance Period”), paid in accordance with the Company’s normal payroll policies as if Employee continued to be an employee of the Company (but off payroll);

(ii)	to the extent not already paid, the Minimum 2008 Bonus, paid in 2009 when the Company otherwise pays bonuses to it senior executive officers;

(iii)
if such termination occurs prior to the first anniversary of the Effective Date, one-third (1/3) of the options granted under the Sign-on Grant shall immediately vest as of the date of termination and shall be exercisable for the period that is the longer of (x) the date of termination through the first anniversary of the Effective Date and (y) 90 days from the date of termination; and

(iv)
subject to Employee’s (x) timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) with respect to the Company’s group health insurance plans in which Employee participated immediately prior to the date of termination (“COBRA Continuation Coverage”), and (y) continued payment of premiums for such plans at the active employee rate (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), the Company shall provide COBRA Continuation Coverage for Employee until the earliest of (A) the end of the Severance Period, (B) Employee ceasing to be eligible under COBRA, (C) eighteen (18) months following the date of termination, and (D) Employee becoming eligible for coverage under the health insurance plan of a subsequent employer.

(g) In the event Employee is terminated by the Company for any reason other than for a Cause Event, or by Employee for Good Reason, in either case, upon, or within 24 months following, a Change in Control (as defined below) of the Company, then Employee shall be entitled to the Accrued Amounts plus, subject to Employee’s executing and not revoking the Release, the following:
(i)	the benefits described in Section 7(f)(i) through 7(f)(iv);

(ii)
all outstanding equity awards held by Employee shall become fully vested and immediately exercisable and shall remain exercisable in accordance with the terms and conditions of the applicable equity plan and award agreements under which they were granted; and

(iii)
to the extent that any amounts payable to Employee hereunder, as well as any other “parachute payments,” as such term is defined under Section 280G of the Code (as defined in Section 23(a)), payable to Employee in connection with Employee’s employment by the Company or any Related Entity, exceed the limitation of Section 280G of the Code such that an excise tax will be imposed under Section 4999 of the Code, the provisions of Exhibit B attached hereto shall apply.

For purposes of this Agreement, the term “Change in Control” shall have the meaning set forth in the Equity Plan, provided, however, that for purposes of this Agreement and the benefits to which Employee would be entitled under Section 12 of the Equity Plan, clause (i) of said definition shall be modified to read as follows: “(i) the acquisition by any Person (as hereinafter defined) of 50% or more of the outstanding Shares (the “Outstanding Company Stock”) (other than an acquisition by the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any Person that controls, is controlled by or is under common control within the Company or other than a Non-Qualifying Business Combination (as defined below));”.

(h) The Company shall provide the Release to Employee within seven (7) business days following the date of termination. In order to receive the payments and benefits under Section 7(f) or 7(g) (other than the Accrued Amounts), as applicable, Employee shall be required to sign the Release within 21 or 45 days after the date it is provided to him, as required by applicable law, and not revoke it within the seven day period following the date on which it is signed. All payments delayed pursuant to the foregoing, except to the extent delayed pursuant to Section 23(b), shall be paid to Employee in a lump sum on the first Company payroll date on or following the sixtieth (60th) day after the date of termination, and any remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(i) The Company’s payment obligations hereunder are absolute and unconditional and shall not be subject to offset counterclaim, recoupment, defense or any other right the Company may have against Employee or anyone else, except as otherwise provided by applicable law.
8. No Conflict of Interest; Proper Conduct; Restricted Activities.
(a) The Company and Employee acknowledge and agree that the Company has divulged and expects to divulge to Employee certain confidential information and trade secrets relating to the Company’s business, provide information relating to the Company’s customer base and otherwise provide Employee with the ability to injure the Company’s goodwill unless certain reasonable restrictions are imposed upon Employee which are contained in this Section. Employee agrees that such restrictions are reasonable and necessary to protect the goodwill, confidential information and other legitimate business interests of the Company and such restrictions are entered into freely by Employee. Employee acknowledges that the Company’s business and Employee’s responsibilities are nationwide. The confidential information and trade secrets expected to be divulged to Employee shall include information and trade secrets regarding the Company’s business and operations nationwide.
(b) While employed by the Company, Employee shall not compete with the Company, directly or indirectly, either for Employee or as a member of any association, partnership, joint venture, limited liability partnership or limited liability company or other entity, or as a stockholder (except as a stockholder of less than one percent (1%) of the issued and outstanding stock of a publicly-held corporation whose gross assets exceed $100,000,000), investor, officer or director of a corporation, or as an employee, agent, trustee, associate or consultant of any person, association, trust, partnership, joint venture, registered limited liability partnership or limited liability company, corporation or other entity, in any business in competition with that carried on by the Company or its Related Entities. Employee shall use best efforts to comply with all applicable laws and regulations governing the Company and its business, including without limitation, regulations promulgated by the Federal Communications Commission or any other regulatory agency.

(c) Employee further agrees that, for a period that is equal to (i) the Severance Period, if Employee experiences a termination of employment under Section 7(f) or 7(g), or (ii) one (1) year from and after Employee’s last day of employment under this Agreement, if Employee experiences a termination of employment under any provision hereunder other than Section 7(f) or 7(g) (the “Restricted Period”), regardless of the reason for the termination of Employee’s employment, Employee shall not engage in or carry on, directly or indirectly, either for Employee or as a member of an association, trust, partnership, joint venture, limited liability partnership or limited liability company or other entity, or as a stockholder (other than as a stockholder of less than one percent (1%) of the issued and outstanding stock of a publicly-held corporation, whose gross assets exceed $100,000,000), or as an investor, officer or director of a corporation, or as an employee, agent, trustee, associate or consultant of any person, association, trust, partnership, corporation, joint venture, registered limited liability partnership or limited liability company, or other entity, any Restricted Activity. Restricted Activities shall consist of: (i) providing services to a traffic, news, sports, weather or other information report gathering or broadcast service or to a radio network or syndicator, or any direct or indirect competitor of Westwood or its Related Entities; (ii) soliciting Sponsors and dealing with accounts with respect thereto; (iii) soliciting Affiliates to enter into any contract or arrangement with any person or organization to provide traffic, news, weather, sports or other information report gathering or broadcast services or national or regional radio network or syndicated programming; or (iv) forming or providing operational assistance to any business or a division of any business engaged in the foregoing activities. Notwithstanding the foregoing, the provisions of this Section 8(c) shall not be violated by Employee commencing employment with a subsidiary, affiliate or distinct operating division of any entity that engages in a Restricted Activity so long as Employee and such subsidiary, affiliate or distinct operating division do not engage in any Restricted Activity.
(d) Employee further covenants and agrees that during the Employment Period and the Restricted Period, other than in the good faith performance of his duties hereunder, Employee shall not either individually, or on behalf of any other person, association, trust, partnership, joint venture, limited liability partnership or limited company or other entity as an owner, member, partner, agent, trustee, shareholder, joint venturer or otherwise, directly or indirectly, solicit any customer and/or Sponsor of the Company or its Related Entities in competition with the Company.
(e) Employee further agrees that during the Employment Period and the Restricted Period, other than in the good faith performance of his duties hereunder, Employee shall neither employ nor offer to employ nor solicit employment of any employee or consultant of the Company or its Related Entities.
(f) Employee further agrees that during the Employment Period and the Restricted Period, other than in the good faith performance of his duties hereunder, Employee shall not to solicit, divert or attempt to divert any business, patronage or customer of the Company or its Related Entities to Employee or a competitor or rival of the Company or its Related Entities.
(g) Employee agrees that the limitations set forth herein on Employee’s rights are reasonable and necessary for the protection of the Company and its Related Entities. In this regard, Employee specifically agrees that the limitations as to period of time and geographic area, as well as all other restrictions on Employee’s activities specified herein, are reasonable and necessary for the protection of the Company and its Related Entities.

(h) Employee agrees that the remedy at law for any breach by Employee of this Section 8 shall be inadequate and that the Company shall be entitled to injunctive relief (without bond or other undertaking).
(i) Employee and Company agree that to the extent a court of competent jurisdiction or appropriate arbitral tribunal finds any of the foregoing covenants to be overly broad based on applicable law, then the parties agree that the court shall reform the covenants to the extent necessary to cause such covenants to be reasonable and enforce such covenants as reformed against Employee.
9. Confidential Information and the Results of Services. Employee acknowledges that the Company has established a valuable and extensive trade in the services it provides, which has been developed at considerable expense to the Company. Employee agrees that, by virtue of the special knowledge that Employee has received or shall receive from the Company, and the relationship of trust and confidence between Employee and the Company, Employee has or shall have certain information and knowledge of the operations of the Company that are confidential and proprietary in nature, including, without limitation, information about Affiliates and Sponsors. Employee agrees that during the Employment Period and at any time thereafter Employee shall not, other than in connection with the good faith performance of Employee’s duties, make use of or disclose, without the prior consent of the Company, Confidential Information (as hereinafter defined) relating to the Company and any of its Related Entities (including, without limitation, its Sponsor lists, its Affiliates, its technical systems, its contracts, its methods of operation, its business plans and opportunities, its strategic plans and its trade secrets), and further, that Employee shall return to the Company upon request and promptly following the termination of Employee’s employment with the Company, all materials in Employee’s possession embodying such Confidential Information and any and all other property of the Company and its Related Entities that is in the possession of Employee. For purposes of this Agreement, “Confidential Information” means information obtained by Employee during Employee’s employment relationship with the Company which concerns the affairs of the Company or its Related Entities and which the Company has requested be held in confidence or could reasonably be expected to desire to be held in confidence, or the disclosure of which would likely be embarrassing, detrimental or disadvantageous to the Company or its Related Entities. Confidential Information, however, shall not include information which Employee can show by written document to be:
(a) Information that is at the time of receipt by Employee in the public domain or is otherwise generally known in the industry or subsequently enters the public domain or becomes generally known in the industry through no fault of Employee;
(b) Information that at any time is received in good faith by Employee from a third party which was lawfully in possession of the same and had the right to disclose the same.
The parties hereto agree that the remedy at law for any breach of Employee’s obligations under this Section 9 would be inadequate and that any enforcing party shall be entitled to injunctive or other equitable relief (without bond or undertaking) in any proceeding which may be brought to enforce any provisions of this Section.

10. Advertising and Publicity. Employee hereby grants the Company the royalty-free right to use and license others to use Employee’s name, nickname, recorded voice, biographical material, portraits, pictures, and likenesses for advertising purposes and purposes of trade, promotion and publicity in connection with the institutions, services and products for the Company, its Related Entities, Sponsors and Affiliates, such uses to be at such times, in such manner and through such media as the Company may in its sole discretion determine. Such right shall last for so long as Employee is employed by the Company and, in connection with the use or exploitation of any material in which Employee has been involved during Employee’s employment, perpetually thereafter. Employee shall not intentionally authorize or release any advertising or promotional matter or publicity in any form with reference to Employee’s services hereunder, or to the Company’s or its Related Entities’ programs, Sponsors or Affiliates, without the Company’s prior written consent.
11. Work for Hire. Employee agrees that any ideas, concepts, techniques, or computer programs relating to the business or operations of the Company and its Related Entities which are developed by Employee in the course of Employee’s employment hereunder, including each program and announcement prepared for broadcast, and the titles, content, format, idea, theme, script, characteristics, and other attributes thereof, shall be deemed to have been made within the scope of Employee’s employment and therefore constitute works for hire and shall automatically upon their creation become the exclusive property of the Company. To the extent such items are not works for hire under applicable law, Employee assigns them and any and all intangible proprietary rights relating thereto to the Company in their entirety and agrees to execute any and all documents necessary or desired by the Company to reflect the Company’s ownership thereof.
12. Communications Act of 1934. Employee represents and warrants that neither Employee nor, to the best of Employee’s knowledge, information and belief, any other person, has accepted or agreed to accept, or has paid or provided or agreed to pay or provide, any money, service or any other valuable consideration, as defined in Section 507 of the Communications Act of 1934, as amended, for the broadcast of any matter contained in programs. Employee further represents and warrants that, during Employee’s employment, Employee shall comply with all legal requirements.
13. Merger or Reorganization. In the event of any merger, consolidation, dissolution or reorganization of the Company (including but not limited to any reorganization where the Company is not the surviving or resulting entity), or any transfer of all or substantially all of the assets of the Company, the provisions of this Agreement shall inure to the benefit of and shall be binding upon the surviving or resulting partnership or the corporation (or other entity) or person(s) to which such assets shall be transferred.

14. Remedies. Except as it may elect otherwise, the Company shall have all rights, powers or remedies provided by law or equity for breach of this Agreement available to it, it being understood and agreed that no one of them shall be considered as exclusive of the others or as exclusive of any other rights, powers and remedies allowed by law. The exercise or partial exercise of any right, power or remedy shall neither constitute the election thereof nor the waiver of any other right, power or remedy. Without limiting the generality of the foregoing, Employee agrees that, in addition to all other rights and remedies available at law or in equity, the Company shall be entitled to enforcement of this Agreement in accordance with the principles of equity (without bond or undertaking), the remedy at law being hereby agreed and acknowledged by Employee to be inadequate.
15. Waiver of Breach of Agreement. If either party waives a breach of this Agreement by the other party, that waiver shall not operate or be construed as a waiver of any subsequent breaches.
16. Assignment. The rights of the Company hereunder may, without the consent of Employee, be assigned by the Company to any Related Entity or successor of the Company or any entity which acquires all or substantially all of the Company’s assets. Except as provided in the preceding sentence or in Section 13 hereof, the Company may not assign all or any of its rights, duties or obligations hereunder without the prior written consent of Employee. This Agreement is not assignable by Employee. Any attempt by Employee to assign this Agreement, or any portion thereof, shall be deemed null and void and of no force and effect.
17. Notices. All notices, requests, demands and other communications permitted or required hereunder shall be in writing and shall be deemed to have been duly given if sent by facsimile transmission, upon confirmation of receipt by the sender of such transmission, or if personally delivered or if deposited in the United States mail, first class, postage prepaid, registered or certified, addressed as follows:
(a) If to Employee, at the last address or facsimile number for Employee on the books of the Company.
(b) If to the Company, addressed to:
Westwood One, Inc.
40 West 57th Street, 15th Floor
New York, New York 10019
Facsimile: 212.641.2198
Attention: General Counsel
or to such other facsimile number or address as either party hereto may request by written notice as herein provided.

18. Severability. Any provision hereof prohibited by or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. It is the desire of the parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable, the parties hereby agree and consent that such provision shall be reformed to make it a valid and enforceable provision to the maximum extent permitted by law.
19. Title and Headings; Exhibits. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof.
Any and all exhibits referred to herein are, by such reference, incorporated herein and made a part hereof.
20. Certain Definitions. As used in this Agreement, the following capitalized terms shall have the meanings indicated:
(a) Affiliates. Any organization, entity or person with whom the Company or any of the Company’s Related Entities has or had a contract or other arrangement to provide traffic, news, weather, sports, entertainment or other information or national or regional radio network or syndicated programming, whether by broadcast, computer or any other means.
(b) Sponsor(s). Any and all client advertisers of the Company or its Related Entities including without limitation advertisers whose commercial material is to be, is or was incorporated in any one or more of the Company’s programs or announcements, live or recorded, broadcast over the facilities of the Company, by the Company, or pursuant to an arrangement with an Affiliate.
(c) Related Entity or Related Entities. Any entity (or entities) that directly or indirectly controls, is controlled by, or is under common control with the Company (or its successor or assign), including but not limited to Westwood One Radio Networks, Inc., Westwood One Radio, Inc., Metro Networks Communications, Inc. and Metro Networks Communications, Limited Partnership. The term “entity” as used in this Section 20(c) means an individual, corporation, partnership, joint venture, limited liability partnership or limited liability company, trust, unincorporated organization, association or other entity. As used in this Section 20(c), the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.
21. Choice of Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

22. Arbitration. The parties hereby agree that any and all claims or controversies relating to Employee’s employment with the Company, or termination thereof, including but not limited to claims for breach of contract, tort, unlawful discrimination or harassment (as well as any claims arising under Title VII, the Americans with Disabilities Act, and the Age Discrimination in Employment Act), and any violation of any state or federal law (“Arbitrable Claims”), except for equitable relief sought by a party in aid of arbitration, shall be resolved by arbitration in accordance with the then applicable JAMS Employment Arbitration Rules And Procedures. However, claims under applicable workers’ compensation laws or the National Labor Relations Act shall not be subject to arbitration. Arbitration under this Agreement shall be the exclusive remedy for all Arbitrable Claims and shall be final and binding on all parties. Unless the parties mutually agree otherwise, the Arbitrator shall be selected from a panel provided by JAMS and the arbitration shall be held in New York County, New York. Any court having jurisdiction thereof may enter judgment on the award rendered by the arbitrator(s). THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY OF ANY MATTERS SUBJECT TO ARBITRATION UNDER THIS AGREEMENT.
23. Section 409A of the Code.
(a) Although the Company does not guarantee the tax treatment of any particular payment or benefit, it is intended that the provisions of this Agreement provide for payments or benefits that either comply with, or are exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.
(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Employee is deemed on the date of termination of his employment to be a “specified employee”, within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment or the providing of any benefit made subject to this Section 23(b), to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of Employee’s “separation from service” and (ii) the date of Employee’s death. On the first day of the seventh month following the date of Employee’s “separation from service” or, if earlier, on the date of his death, all payments delayed pursuant to this Section 23(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

24. Indemnification. The Company hereby agrees to indemnify Employee and hold Employee harmless to the extent provided under the By-Laws of the Company.
25. Liability Insurance. The Company shall cover Employee under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.
26. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, successors and permitted assigns.
27. Entire Agreement and Amendment. This Agreement supersedes all prior understandings and agreements between the parties (including the Company’s Related Entities) with respect to the subject matter hereof. This Agreement contains the entire agreement of the parties with respect to the subject matter covered hereby and may be amended, waived or terminated only by an instrument in writing executed by both parties hereto.
28. Execution by Company. Submission of this Agreement to Employee, or Employee’s agents or attorneys, for examination or signature does not constitute or imply an offer of employment, and this Agreement shall have no binding effect until execution hereof by both the Company and Employee.
29. No Inference Against Author. No provision of this Agreement shall be interpreted against any party because such party or its legal representative drafted such provision.
30. Counterparts. This Agreement may be executed in counterparts (including by facsimile or PDF) which, when taken together, shall constitute one and the same agreement of the parties.
31. Survival. The provisions contained in Sections 7 through 18, 21 through 25 and this Section 31 shall survive the termination or expiration of the Employment Period and the Employee’s employment with the Company and shall be fully enforceable thereafter.
32. Legal Fees. The Company will reimburse Employee in an amount up to $20,000 for the reasonable attorneys’ fees (based on non-premium, standard rates for time actually billed) incurred by him in connection with the current negotiation and preparation of this Agreement.
[End of text — signature page follows]

IN WITNESS WHEREOF, this Agreement is EXECUTED as of the 8th day of January, 2008, to be EFFECTIVE FOR ALL PURPOSES as of the Effective Date.

“COMPANY”

WESTWOOD ONE, INC.

By:	/s/ David Hillman

Printed Name: David Hillman
Title: CAO & General Counsel

“EMPLOYEE”

/s/ Thomas F.X. Beusse
Thomas F.X. Beusse

EXHIBIT A
FORM OF RELEASE
For good and valuable consideration received in connection with my termination of employment with Westwood One, Inc., a Delaware corporation (the “Company”), pursuant to Section 7 of my employment agreement with the Company dated January 8, 2008 (the “Employment Agreement”), I, THOMAS F.X. BEUSSE, do hereby release and forever discharge and covenant not to sue the Company, the Related Entities (as defined in the Employment Agreement) and their respective subsidiaries and affiliates and their respective directors, members, partners, officers, managers, employees, agents, stockholders, successors and assigns (both individually and in their official capacities) and its and their predecessors or successors (collectively, the “Releasees”), from any and all actions, causes of action, covenants, contracts, claims, demands, suits, and liabilities whatsoever, which I ever had or now have or which I or any of my heirs, executors, administrators and assigns hereafter can, shall or may have by reason of or relating to my employment with the Company as of the effective date of this general release (this “General Release”).
By signing this General Release, I am providing a complete waiver of all claims against the Releasees that may have arisen, whether known or unknown, up until the effective date of this General Release. This includes, but is not limited to, claims based on Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act) (the “ADEA”), the Americans With Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974 (“ERISA”) (except as to claims pertaining to vested benefits under employee benefit plans covered by ERISA and maintained by the Releasees), and all applicable amendments to the foregoing acts and laws, or any common law, public policy, contract (whether oral or written, express or implied) or tort law, and any other local, state or Federal law, regulation or ordinance having any bearing whatsoever on the terms and conditions of my employment. This General Release shall not, however, constitute a waiver of: (i) my rights under any employee benefit plan currently maintained by the Company; (ii) my rights under the Employment Agreement intended to survive my termination of employment; (iii) my rights under the Company’s certificate of incorporation, By-Laws, insurance policies or other written agreements with respect to indemnification; or (iv) any claims to enforce rights arising under the ADEA or other civil rights statute after the effective date of this General Release. I hereby reaffirm my obligations under Sections 8 through 12 of the Employment Agreement, and understand that such provisions shall be fully enforceable in accordance with the terms and conditions of the Employment Agreement following my termination of employment with the Company.
I further agree, promise and covenant that, to the maximum extent permitted by law neither, I, nor any person, organization, or other entity acting on my behalf has or will file, charge, claim, sue, or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other relief) against the Releasees involving any matter occurring in the past up to the date of this General Release, or involving or based upon any claims, demands, causes of action, obligations, damages or liabilities which are the subject of this General Release. This General Release shall not affect my rights under the Older Workers Benefit Protection Act to have a judicial determination of the validity of this General Release and does not purport to limit any right I may have to file a charge under the ADEA or other civil rights statute or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency. This General Release does, however, waive and release any right to recover damages under the ADEA or other civil rights statute.

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I have been given twenty-one (21) days to review this General Release and have been given the opportunity to consult with legal counsel, and I am signing this General Release knowingly, voluntarily and with full understanding of its terms and effects, and I voluntarily accept the consideration under Section 7 of the Employment Agreement for the purpose of making full and final settlement of all claims referred to above. If I have signed this General Release prior to the expiration of the twenty-one (21) day period, I have done so voluntarily. I also understand that I have seven (7) days after executing to revoke this General Release, and that this General Release will not become effective if I exercise my right to revoke my signature within seven (7) days of execution. I understand and acknowledge that my right to receive the consideration under Section 7 of the Employment Agreement, however, is conditioned upon my execution and non-revocation of this General Release.
Upon the receipt of reasonable notice from the Company (including the Company’s outside counsel), I agree to respond and provide information with regard to matters in which I had knowledge as a result of my employment with the Company, and provide reasonable assistance to the Company and its Related Entities and their respective representatives in defense of any claims that may be made against the Company or any of its Related Entities, and assist the Company and its Related Entities in the prosecution of any claims that may be made by the Company or any of its Related Entities, to the extent that such claims may relate to the period of my employment with the Company. I further agree to promptly inform the Company if I become aware of any lawsuits involving such claims that may be filed or threatened against the Company or any of its Related Entities. I also agree to promptly inform the Company (to the extent I am legally permitted to do so) if I am asked to assist in any investigation of the Company or any of its Related Entities or its or their actions, regardless of whether a lawsuit or other proceeding has then been filed with respect to such investigation, and shall not do so unless legally required.
I acknowledge that I have not relied on any representations or statements not set forth in this General Release.
This General Release will be governed by and construed in accordance with the laws of the State of New York, without regard to the choice of law principles thereof. If any provision in this General Release is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included.
IN WITNESS WHEREOF, I have executed this General Release on this  _____  day of  _____  , 20  _____  ..

Thomas F.X. Beusse

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EXHIBIT B
PARACHUTE TAX INDEMNITY PROVISIONS
This Exhibit B sets forth the terms and provisions applicable to Employee pursuant to the provisions of Section 7(g)(ii) of the Agreement. This Exhibit B shall be subject in all respects to the terms and conditions of the Agreement. The provisions of this Exhibit B shall only apply upon a Change in Control (as defined in Section 7(g) of the Agreement) of the Company. Capitalized terms used without definition in this Exhibit B shall have the meanings set forth in the Agreement.
(i) In the event that Employee shall become entitled to payments and/or benefits provided by the Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of any plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively, the “Company Payments”), and such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority), the Company shall pay to Employee at the time specified in clause (v) hereof an additional amount (the “Gross-Up Payment”) such that the net amount retained by Employee, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and local income or payroll tax upon the Gross-Up Payment provided for by this clause (i), but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments.
(ii) Notwithstanding the foregoing provisions of this Exhibit B to the contrary, if it shall be determined that Employee is entitled to a Gross-Up Payment, but the Company Payments do not exceed 110% of the greatest amount (the “Reduced Amount”) that could be paid to Employee such that the receipt of the Company Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to Employee and the Company Payments, in the aggregate, shall be reduced to the Reduced Amount. If the Reduced Amount is to be effective, the Company Payments shall be reduced in the following order: (A) any cash severance based on a multiple of Base Salary or Annual Bonus, (B) any other cash amounts payable to Employee, (C) any benefits valued as “parachute payments,” (D) acceleration of vesting of any Option Awards for which the exercise price exceeds the then fair market value, and (E) acceleration of vesting of any equity not covered by clause (D) above. In the event that the Internal Revenue Service or court ultimately makes a determination that the “excess parachute payments” plus the “base amount” is an amount other than as determined initially, an appropriate adjustment shall be made with regard to the Gross-Up Payment or Reduced Amount, as applicable, to reflect the final determination and the resulting impact on whether this clause (ii) applies.

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(iii) For purposes of determining whether any of the Company Payments and Gross-Up Payment (collectively, the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (A) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants or the Company (the “Accountants”) such Total Payments (in whole or in part): (1) do not constitute “parachute payments,” (2) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or (3) are otherwise not subject to the Excise Tax, and (B) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code. In the event that the Accountants are serving as accountants or auditors for the individual, entity or group effecting the change in control (within the meaning of Section 280G of the Code), Employee may appoint another nationally recognized accounting firm to make the determinations hereunder (which accounting firm shall then be referred to as the “Accountants” hereunder). All determinations hereunder shall be made by the Accountants which shall provide detailed supporting calculations both to the Company and Employee at such time as it is requested by the Company or Employee. The determination of the Accountants shall be final and binding upon the Company and Employee.
(iv) For purposes of determining the amount of the Gross-Up Payment, Employee’s marginal blended actual rates of federal, state and local income taxation in the calendar year in which the change in ownership or effective control that subjects Employee to the Excise Tax occurs shall be used. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, Employee shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by Employee if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event that any portion of the Gross-Up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to Employee, and interest payable to the Company shall not exceed the interest received or credited to Employee by such tax authority for the period it held such portion. Employee and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if Employee’s claim for refund or credit is denied. In the event that the Excise Tax is later determined by the Accountants or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) promptly after the amount of such excess is finally determined.

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(v) The Gross-Up Payment or portion thereof provided for in clause (iv) above shall be paid not later than the sixtieth (60th) day following an event occurring which subjects Employee to the Excise Tax; provided, however, that if the amount of such Gross-Up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to Employee on such day an estimate, as determined in good faith by the Accountants, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to clause (iv) above, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth (90th) day after the occurrence of the event subjecting Employee to the Excise Tax. Subject to clauses (iv) and (ix) of this Exhibit B, in the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Employee, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).
(vi) In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, Employee shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect Employee, but Employee shall control any other issues. In the event that the issues are interrelated, Employee and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree, Employee shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, Employee shall permit the representative of the Company to accompany Employee, and Employee and Employee’s representative shall cooperate with the Company and its representative.
(vii) The Company shall be responsible for all charges of the Accountants.
(viii) The Company and Employee shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Exhibit B.
(ix) Nothing in this Exhibit B is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to Employee and the repayment obligation null and void.
(x) Notwithstanding the foregoing, any payment or reimbursement made pursuant to this Exhibit B shall be paid to Employee promptly and in no event later than the end of the calendar year next following the calendar year in which the related tax is paid by Employee.
(xi) The provisions of this Exhibit B shall survive the termination of Employee’s employment with the Company for any reason and any amount payable under this Exhibit B shall be subject to the provisions of Section 23 of the Agreement.

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